                                                                     Exhibit 2.2

                                                                  Execution Copy

                  Web Site Services And Maintenance Agreement
                  -------------------------------------------


     This Web Site Services and Maintenance Agreement (the "Agreement") is entered into as of May 16, 2001 (the "Effective Date") by and between LiveWorld, Inc., a Delaware corporation whose principal place of business is located at 1919 S. Bascom Ave, Campbell, California 95008 ("LiveWorld") and MYESP Acquisition Corporation, a Delaware corporation whose principal place of business is located at 114 West Franklin Avenue, Pennington, New Jersey 08534 ("MYESP").

                                    Recitals

     WHEREAS, prior to the date hereof, LiveWorld owned and operated the interactive website having the URL www.talkcity.com, through which LiveWorld
                                   ----------------
offered Internet users a range of online community services providing information and entertainment opportunities;

     WHEREAS, LiveWorld and MYESP are parties to a Purchase Agreement (the "Purchase Agreement") of even date herewith pursuant to which MYESP is purchasing LiveWorld's assets related to the talkcity.com website, MYESP wishes to engage LiveWorld to continue operating the talkcity.com website on behalf of MYESP in accordance with the terms of this Agreement, and LiveWorld agrees to continue operating talkcity.com on behalf of MYESP in accordance with the terms of this Agreement;

     WHEREAS, LiveWorld and the Vice President/General Manager have entered into an Employment Agreement in the form of the attached Exhibit F;
                                                     ---------

     NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other valuable consideration which they acknowledge, the parties agree as follows:

1.   Definitions

1.1 "Business" shall mean the business of providing chat, home pages, discussion boards, and related consumer-created and staff-created editorial material through the website www.talkcity.com, and as planned to be conducted as
                             ----------------
of the execution of the Purchase Agreement.

1.2 "Content" shall mean all text and multimedia information, including but not limited to sound, data, audio, video, graphics, photographs, artwork, and/or any other digital material of any description that is accessible to Users.

1.3 "Intellectual Property Right(s)" shall mean all inventions, patent rights, trademarks, utility models, copyrights, and trade secrets, including all applications and registrations with respect thereto.

1.4 "LiveWorld Confidential Information" shall mean any confidential or proprietary information, source code, software tools, designs, schematics, plans or any other information relating to any research project, work in process, future development, scientific, engineering, manufacturing, marketing or business plan or financial or personnel matter relating to LiveWorld, its present or future products, sales, suppliers, web site visitors, web site users, employees, investors, or business, disclosed by LiveWorld to MYESP, whether in oral, written, graphic or electronic form, or learned by MYESP through its access to LiveWorld's information during the course of this Agreement.

1.5 "LiveWorld Content" shall mean all Content originating with and provided by LiveWorld pursuant to this Agreement.

1.6 "MYESP Confidential Information" shall mean any confidential or proprietary information, source code, software tools, designs, schematics, plans or any other information relating to any research project, work in process, future development, scientific, engineering, manufacturing, marketing or business plan or financial or personnel matter relating to MYESP, its present or future products, sales, suppliers, web site visitors, web site users, employees, investors, or business, disclosed by MYESP to LiveWorld, whether in oral, written, graphic or electronic form, or learned by LiveWorld through its access to MYESP's information in the course of providing services hereunder.

1.7 "MYESP Materials" shall mean all software, tools, designs, documentation, data, logos, trademarks, MYESP Content, and other material that MYESP provides or makes available to LiveWorld in connection with this Agreement.

1.8 "MYESP Content" shall mean all Content originating with and provided by MYESP pursuant to this Agreement.

1.9 "LiveWorld Retained Web Site Intellectual Property" shall mean all of the following to the extent (i) not assigned to MYESP pursuant to the Purchase Agreement and (ii) prior to the execution of the Purchase Agreement, used by LiveWorld in the Business, held by LiveWorld in connection with the operation of the Business, or held by LiveWorld and necessary or useful for the operation of the Business: all (A) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations used in the Business, (B) trademarks, service marks, trade drafts, logos, trade names and corporate names and registrations and applications for registration thereof used in the Business, (C) copyrights and registrations and applications for registration thereof used in the Business, (D) computer software (in both source code and object code forms), data and documentation, including without limitation all software developed or acquired for use in connection with the Business even if such software has not been used in the Business within the past twenty-four (24) months, (E) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer, advertiser and supplier lists and information used in the Business,
(F) all Transaction Data and User Data collected by LiveWorld prior to the date of this Agreement, whether or not within the past twenty-four (24) months in connection with the Business, (G) other proprietary rights relating to any of the foregoing, and (H) copies and tangible embodiments thereof.

1.10 "LiveWorld Services" or "Services" shall mean the services and/or products to be provided by LiveWorld to MYESP related to operating, supporting and maintaining the Web Site as described in Exhibit A to this Agreement.
                                         ---------

1.11 "LiveWorld Source Code" shall mean the human-readable, source code form of any computer software included in the LiveWorld Retained Web Site Intellectual Property.

1.12 "Term" shall mean the term of this Agreement as set forth in Section 11.1.

1.13 "Transaction Data" shall mean information about visitor and User traffic derived from "cookies," purchases and other activity tracking mechanisms and all psychographic, demographic and preference profiles derived therefrom on the Web Site.

1.14 "User" or "Users" shall mean any user of the Web Site.

1.15 "User Data" shall mean information provided by a User when using the Web Site (including, but not limited to, names, email addresses, credit card numbers, shopping preferences and demographic information).

1.16 "Web Site" shall mean the interactive Internet website located at the following URL: http://www.talkcity.com; and all existing and contemplated
               -----------------------
foreign language and other variations of such website used in the Business.

2.   LiveWorld Web Site Services

2.1  LiveWorld shall provide all services described on the attached Exhibit A
                                                                    ---------
and its related schedules.  The terms and conditions of Exhibit A and its
                                                        ---------
related schedules are incorporated herein by this reference.

2.2 In order to facilitate and permit LiveWorld to render the LiveWorld Services, MYESP will provide the resources and MYESP Materials and fulfill the duties set forth in Schedule 2 of Exhibit A to this Agreement. In the event
                    ----------    ---------
that the parties agree that LiveWorld should provide additional services not expressly set forth on Exhibit A or
                       ---------

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its related schedules, no obligation to provide said services shall arise until the parties execute an addendum to the Exhibits attached to this Agreement which fully describes the additional service and any additional payment therefor.

2.3 MYESP acknowledges that it is LiveWorld's policy to provide "clean, well-lighted community" web site services to the internet community. As such, LiveWorld does not wish to provide services or participate in the implementation of web-related Content designed to promote, advertise and/or focus on pornography, explicit sex, illegal drugs, tobacco, alcohol, hate speech, profanity or any other content that otherwise violates applicable law ("Prohibited Content"). If MYESP Content contains Prohibited Content, MYESP acknowledges and agrees that LiveWorld may refuse, reject and/or cancel orders for such MYESP Content. If there is a dispute between the parties regarding whether or not the MYESP Content contains Prohibited Content, the parties shall resolve the dispute pursuant to the arbitration provisions in Section 12.6.

2.4 MYESP agrees that it will not provide fee based services to Fortune 1000 companies (and comparable international companies). MYESP will not provide private label OEM services. MYESP can provide Talk City branded and/or co-branded free, subscription or e-commerce transaction services to consumers and small businesses.

2.5 Until such time as MYESP has established a privacy policy and terms of use for the Web Site which are reasonably acceptable to LiveWorld, the LiveWorld Services shall be provided subject to and in accordance with LiveWorld's current privacy policy and terms of use in effect at the Web Site. LiveWorld may refuse to host or tolerate any Content introduced by Users onto the Web Site which conflicts with or violates LiveWorld's privacy policy or terms of use ("Restricted User Content"); provided that LiveWorld shall not suspend a substantial portion of the Web Site or LiveWorld Services that does not contain Restricted User Content in order to control Restricted User Content.
LiveWorld's existing privacy and standards policy is attached hereto as Exhibit
                                                                        -------
E and LiveWorld may not modify such privacy policy or terms of use unless such
-
modifications are reasonably acceptable to MYESP.

3.   Financials

3.1 Fees. In consideration of the LiveWorld Services, MYESP shall pay to LiveWorld the base fees described in Exhibit B to this Agreement. If MYESP
                                     ---------
elects to receive the optional Services set forth in paragraph II to Schedule 1
                                                                     ----------
attached to Exhibit A, MYESP shall pay to LiveWorld the optional fees described
            ---------
in Exhibit B to this Agreement.  Fees do not include variable utility costs
   ---------
associated with operating the Web Site, such as telecommunications and network access charges incurred by LiveWorld which are specifically allocated to the Web Site. All such variable utility charges shall be paid by MYESP. All prices contemplated in this Agreement shall be in United States dollars and do not include sales, use, value-added or import taxes, customs duties, tariffs, or similar taxes not related to LiveWorld's income that may be assessed by any jurisdiction.

3.2 Audit Rights. LiveWorld shall keep complete, clear, and accurate records regarding the services performed, LiveWorld's obligations, the payments made, the calculation of fees and costs payable in connection with this Agreement, and all other data relevant to LiveWorld's obligations, duties and rights under this Agreement. MYESP shall have the right, upon thirty (30) days prior written notice, to have an inspection and audit of LiveWorld's relevant books and records conducted by an independent audit professional chosen and paid by MYESP no more than once annually, during regular business hours at LiveWorld's offices and in a manner that does not interfere with regular business operations. If an audit discloses that inaccurate information caused a discrepancy of ten percent (10%) or more of the amount paid by MYESP, then LiveWorld shall bear the costs of the audit. This provision shall survive any termination or expiration of this Agreement for a period of two (2) years. Nothing in this provision shall impair or otherwise affect LiveWorld's access to information and receipt of reports from MYESP pursuant to the terms of the Purchase Agreement.

3.3 Taxes. Each party shall be responsible for its respective taxes on any sales, use, excise, value-added, services, consumption, leases, franchise and privilege taxes on its business, taxes based on net income or gross receipts, and other taxes and duties payable by either party in the normal course of their business; provided, however, that MYESP shall be responsible for any sales,
          --------  -------
use, excise, value-added, consumption, franchise and privilege taxes that are assessed on the provision of the LiveWorld Services to MYESP under this Agreement, including the purchase of software or other goods and services by LiveWorld at MYESP's specific request.

3.4 Invoicing; Payments; Late Charges. The first monthly payment of $75,000 is due upon Closing (as that term is defined in the Purchase Agreement). MYESP shall prepay the monthly payments for each subsequent month, and monthly charges for each subsequent month shall be invoiced at least twenty-five (25) days before the monthly prepayment is due. Yearly charges shall be amortized and invoiced on a monthly basis commencing twenty-five (25) days after the Effective Date. All invoices shall be due and payable on the later of (i) twenty-five (25) days after the date of the invoice or (ii) the last day of the month preceding the month for which the payments are to be made (hereinafter, the "Invoice Due Date"). In the event that MYESP fails to pay the invoice amount in full on or before the Invoice Due Date, MYESP hereby agrees to pay LiveWorld a late charge of 1.5% per month, or the maximum lawful rate, whichever is less, determined and compounded daily from the Invoice Due Date until the date the invoice is paid in full. Payment of such finance charges will not excuse or cure any breach or default for late payment. Each party may accept any check or payment without prejudice to its rights to recover the balance due or to pursue any other right or remedy. No endorsement or statement on any check or payment or letter accompanying any check or payment or elsewhere will be construed as an accord or satisfaction. All payments shall be made in United States dollars.

4.   Use and Ownership of Data

4.1 Transaction Tracking and Data Collection. LiveWorld shall be responsible for tracking any Transaction Data required to perform the LiveWorld Services.

4.2 Use of User Data and Transaction Data. To the extent LiveWorld obtains such data, MYESP shall own any User Data and/or Transaction Data gathered from the Web Site in the course of performing this Agreement; provided, however, that this shall not include any additional User Data and/or Transaction Data collected as part of LiveWorld's research division panel and not required to perform the LiveWorld Services, or belonging to a LiveWorld client other than MYESP.

4.3 Nondisclosure of User Data and User Content. Each party warrants that it will treat User Data and Transaction Data with the same degree of care as it treats its own Confidential Information, but in no event with less than reasonable care. Both parties agree that they will comply with all applicable laws relating to data protection and privacy, including providing any required consents, disclosures and/or notices, and making required privacy information available to a User. Neither party will sell or transfer User Data to any third party without obtaining the User's consent.

5.   Proprietary Rights and Licenses

5.1 MYESP Materials and MYESP Content. MYESP owns or has licenses to all Intellectual Property Rights in the MYESP Materials and MYESP Content. Subject to the terms and conditions of this Agreement, MYESP hereby grants LiveWorld a worldwide, nonexclusive, non-transferable (except in pursuant to Section 12.3), royalty-free license during the Term to use, reproduce, display, publicly perform, modify and prepare derivative works of the MYESP Materials and MYESP Content for the sole purpose of providing the LiveWorld Services to MYESP.

5.2 LiveWorld Retained Web Site Intellectual Property. LiveWorld owns or has licenses to all LiveWorld Retained Web Site Intellectual Property. Subject to the terms and conditions of this Agreement and the Purchase Agreement, LiveWorld hereby grants MYESP a worldwide, irrevocable, nonexclusive, non-transferable (except pursuant to Section 12.3), license, for the fees set forth in this Agreement, to use, reproduce, display and publicly perform the LiveWorld Retained Web Site Intellectual Property solely for the purposes of operating and maintaining the Web Site and operating the Business; provided that (i) the
                                                     -------- ----
foregoing license shall be a perpetual license to MYESP upon termination or expiration of this Agreement (except termination by LiveWorld for MYESP's material breach), and (ii) the foregoing license shall be a perpetual license, which shall include the LiveWorld Source Code from and after delivery of the Source Code to MYESP in accordance with the Escrow Agreement (as defined below), upon the occurrence of a release condition under the Escrow Agreement.

5.3  Trademarks.

     5.3.1 Subject to the terms and conditions of this Agreement, MYESP hereby grants LiveWorld a nonexclusive, non-transferable, worldwide, royalty-free license to use MYESP's trademarks, trade names and logos (collectively, "MYESP Trademarks") solely in connection with LiveWorld's performance of its obligations and duties under this Agreement. LiveWorld shall comply with any usage guidelines which may be provided by MYESP in connection with the MYESP Trademarks, and shall not challenge MYESP's ownership of the MYESP Trademarks.

     5.3.2 Subject to the terms and conditions of this Agreement, LiveWorld hereby grants MYESP a nonexclusive, non-transferable, worldwide, royalty-free license to use LiveWorld's trademarks, trade names and logos (collectively, "LiveWorld Trademarks") solely in connection with MYESP's performance of its obligations and duties under this Agreement. MYESP shall comply with any usage guidelines which may be provided by LiveWorld in connection with the LiveWorld Trademarks, and shall not challenge LiveWorld's ownership of the LiveWorld Trademarks.

5.4 Restrictions and Proprietary Notices. Neither party may copy, distribute, reproduce, use, perform, publicly display or allow access to the other party's Intellectual Property Rights except as explicitly permitted under this Agreement, and neither party shall, nor will it permit any third party to, modify, adapt, translate, prepare derivative works from, decompile, reverse engineer, disassemble or otherwise attempt to derive source code from the other party's Intellectual Property Rights except as explicitly permitted under this Agreement. MYESP shall not use LiveWorld Source Code released to it to develop commercial products, to compete with LiveWorld (as set forth in Section 2.4 herein) or for any purpose other than operating and maintaining the Web Site and operating the Business. Both parties agree not to remove any copyright or other proprietary rights notices from the other party's Intellectual Property Rights without the other party's prior written consent; provided that, subject to
                                                 -------- -----
LiveWorld's prior review and written consent each time, which consent shall not be unreasonably withheld, MYESP shall be entitled to substitute and modify proprietary notices for the purpose of creating a uniform Web Site presentation if MYESP ensures that any substitute or modified notices provide LiveWorld with equivalent legal protection.

5.5 Ownership. Each party and its licensors (the "Owner") hereby retains ownership of their respective Intellectual Property Rights. All rights in and to the foregoing not expressly granted hereunder by the Owner to the other party are reserved to the Owner thereof. Notwithstanding the foregoing, all modifications agreed to be made by LiveWorld to the LiveWorld Retained Web Site Intellectual Property in accordance with a request by MYESP shall be owned by MYESP ("MYESP Modifications"). LiveWorld agrees to execute all assignments and to take all further actions as may be reasonably requested by MYESP to vest ownership of MYESP Modifications in MYESP. All modifications made by LiveWorld to the LiveWorld Retained Web Site Intellectual Property other than in accordance with a request by MYESP shall be owned by LiveWorld and shall be subject to MYESP's license to the LiveWorld Retained Web Site Intellectual Property set forth in Section 5.2 above. All modifications made by either party to MYESP's Intellectual Property Rights shall be owned by MYESP. LiveWorld agrees to execute all assignments and to take all further actions as may be reasonably requested by MYESP to vest ownership of all modifications to MYESP's Intellectual Property Rights in MYESP. LiveWorld agrees to make good faith efforts to undertake modifications requested by MYESP.

5.6 Source Code Escrow. Within sixty (60) days after the Effective Date or as soon thereafter as possible using all commercially reasonable efforts, LiveWorld and MYESP shall execute a source code escrow agreement in substantially the form attached hereto as Exhibit C (the "Escrow Agreement") with DSI Technology Escrow
                   ---------
Services, Inc. or such other escrow agent as the parties may agree (the "Escrow Agent"). Upon establishment of the Escrow Agreement, LiveWorld shall deposit into the escrow account all LiveWorld Source Code and thereafter shall update such deposit in accordance with the Escrow Agreement. All deposits shall be accompanied by all programmers' notes, annotations and similar documentation that LiveWorld uses internally to maintain such LiveWorld Source Code.
LiveWorld agrees that, in the event that for any reason LiveWorld Source Code or modifications thereto are not deposited into escrow after a reasonable period of time and, pursuant to the Escrow Agreement, MYESP becomes entitled to a release of such LiveWorld Source Code, LiveWorld shall be obligated to promptly deliver such LiveWorld Source Code to MYESP directly.

5.7 Training. During the Term, and for no additional charge, LiveWorld shall provide two (2) weeks of training (ten (10) business days at eight (8) hours per day) for up to three (3) MYESP personnel related to the Business and the Web Site, such training to be in accordance with LiveWorld's customary training provided to licensees and customers. Such training shall be held at LiveWorld's Cupertino, California offices and shall be conducted in the English language only. MYESP shall pay all travel and per diem expenses incurred by its personnel during such training. Any additional training requested by MYESP shall be as agreed by the parties, and shall be at LiveWorld's then-current fees for training.

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6.   Representations and Warranties

6.1 Mutual Representations and Warranties. Each party represents and warrants to the other party that:

     6.1.1 When executed and delivered by such party, the Agreement will constitute the legal, valid, and binding obligation of such party, enforceable against such party in accordance with the terms and conditions of the Agreement;

     6.1.2 Each party shall not knowingly use rights granted to it hereunder for any unlawful purpose; and

     6.1.3 Each party shall not use any personally identifiable information provided by any User in a manner which violates applicable international, U.S. federal or state law, or any legal right of the User regarding the use and/or disclosure of their personally identifiable information, including, but not limited to, any rights conferred by the then-current privacy policy on the Web Site.

6.2  MYESP Representations and Warranties.  MYESP represents and warrants that:

     6.2.1 MYESP has the full corporate authority, right and power to enter into, execute and deliver this Agreement, and to perform its obligations hereunder;

     6.2.2 MYESP has all proprietary right, title and interest in and to the MYESP Materials and MYESP Content, owns or has rights to the copyright and all trade secret, trademark, tradename and patents, and other proprietary rights in and to MYESP's Intellectual Property Rights, the MYESP Materials and MYESP Content, and has full power, right, and authority to use, license to LiveWorld and exploit the MYESP Materials and MYESP Content in accordance with this Agreement;

     6.2.3 MYESP Materials and MYESP Content will not, to MYESP's knowledge, violate any copyright, trademark, obscenity, rights of publicity or privacy, or defamation laws;

     6.2.4 To MYESP's knowledge, the MYESP Materials and MYESP Content do not, as of the Effective Date, and during the Term will not, invade the right of privacy or publicity of any User or other third person, contain any libelous, obscene, indecent, or otherwise unlawful material, or infringe any third party Intellectual Property Rights;

     6.2.5 MYESP has received no notice of any claim of invasion, violation or infringement of rights as described in Sections 6.2.3 and 6.2.4; and

     6.2.6 MYESP shall comply with all applicable laws, statutes, ordinances, rules and regulations of each county, state and city or other political entity with jurisdiction over the LiveWorld Services for MYESP and/or the Web Site, and LiveWorld shall not be required by MYESP to violate any privacy policy or terms of use for the Web Site in connection with providing the LiveWorld Services.

6.3 LiveWorld Representations and Warranties. LiveWorld represents and warrants that:

     6.3.1 LiveWorld has the full corporate authority, right and power to enter into, execute and deliver this Agreement, and to perform its obligations hereunder;

     6.3.2 LiveWorld shall comply with all applicable laws, statutes, ordinances, rules and regulations of each county, state and city or other political entity with jurisdiction over the LiveWorld Services;

     6.3.3 To LiveWorld's knowledge, use of the LiveWorld Retained Web Site Intellectual Property as authorized by this Agreement will not violate any laws or regulations or third-party proprietary rights or infringe any other third party Intellectual Property Rights, including, without limitation, copyright, trademark, obscenity, rights of publicity or privacy, and defamation laws;

     6.3.4 LiveWorld shall provide all Services in a professional and workmanlike manner; and

     6.3.5 Except for the corporate overhead and administrative assistance heretofore provided by LiveWorld, the rights and licenses granted by LiveWorld and MYESP under Section 5.2, together with the Acquired Assets (as defined in the Purchase Agreement) assigned to MYESP under the Purchase Agreement, comprise all of the business properties, rights, licenses and assets necessary for MYESP to operate the Business.

7.   Mutual Disclaimer of Warranties

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES, WHETHER EXPRESS OR IMPLIED INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND WARRANTIES OF TITLE AND NON-INFRINGEMENT, WITH RESPECT TO THE LiveWorld SERVICES AND ANY OTHER TECHNOLOGY OR SERVICES. LiveWorld ASSUMES NO LIABILITY FOR ANY ACT OR OMISSION OF MYESP OR A USER, FOR THE QUALITY, AVAILABILITY, OR VALUE OF ANY GOOD OR SERVICE OFFERED BY A THIRD PARTY IN CONNECTION WITH THE LiveWorld SERVICES OR ANY INFORMATION AVAILABLE ON THE WEB SITE. LiveWorld SPECIFICALLY DISCLAIMS ANY WARRANTY THAT THE LiveWorld SERVICES WILL OPERATE AT ALL TIMES IN AN UNINTERRUPTED MANNER AS THE LiveWorld SERVICES MAY FROM TIME TO TIME BE SHUT DOWN OR INTERRUPTED DUE TO CAUSES BEYOND THE PARTIES' CONTROL.

8.   Mutual Limitation of Liability

EXCEPT FOR CLAIMS ARISING UNDER SECTIONS 9 OR 10 OF THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES OF ANY KIND OR NATURE, INCLUDING WITHOUT LIMITATION LOST REVENUES OR PROFITS OR LOST BUSINESS WHETHER BASED ON BREACH OF CONTRACT, OR IN TORT. EXCEPT FOR CLAIMS ARISING UNDER SECTIONS 9 OR 10 OF THIS AGREEMENT, NEITHER PARTY'S LIABILITY UNDER THIS AGREEMENT SHALL EXCEED $1 MILLION.

9.   Mutual Indemnity

9.1 MYESP Indemnity. MYESP agrees to defend, indemnify and hold LiveWorld, and its successors, officers, directors and employees, harmless from any and all actions, causes of action, claims, demands, costs, liabilities, expenses and damages, including reasonable attorneys' fees, to the extent such arise out of:
(i) a breach of any representation, warranty or covenant of MYESP under this Agreement; (ii) a claim by a third party that data, an image, text, logo, or other content on the Web Site or in the MYESP Materials, other than content included in the Acquired Assets (as defined in the Purchase Agreement) or the LiveWorld Retained Web Site Intellectual Property, infringes an Intellectual Property Right held by any third party; (iii) a claim by a third party relating to the quality, availability, value, or safety of any goods and/or services offered by MYESP or MYESP acting on behalf of a third party, other than such a claim resulting from LiveWorld's failure to provide the LiveWorld Services in a professional and workmanlike manner; and (iv) a claim by a third party that MYESP has, in connection with the operation of the Web Site or the Business, defamed or libeled, misused private data, or invaded the privacy of a third party.

9.2 LiveWorld Indemnity. LiveWorld agrees to defend, indemnify and hold MYESP, and its successors, officers, directors and employees, harmless from any and all actions, causes of action, claims, demands, costs, liabilities, expenses and damages, including reasonable attorneys' fees, to the extent such arise out of:
(i) a breach of any representation, warranty or covenant of LiveWorld under this Agreement; (ii) a claim by a third party that MYESP's use of the LiveWorld Retained Web Site Intellectual Property or the LiveWorld Services as permitted hereunder infringes an Intellectual Property Right held by any third party;
(iii) a claim by a third party that LiveWorld has, by means of and in the course of providing the LiveWorld Services, defamed or libeled, misused private data, or invaded the privacy of that third party; and (iv) a claim by a third party resulting from LiveWorld's failure to provide the LiveWorld Services in a professional and workmanlike manner.

9.3 Indemnity Notice and Process. In connection with any claim for indemnification under this Section 9, the party seeking indemnification, as a condition of the indemnity, must: (i) give the indemnifying party prompt written notice of the claim; (ii) cooperate fully with the indemnifying party in the defense, handling, and settlement of the claim; and (iii) permit the indemnifying party to control the defense and settlement of the claim; provided
                                                                       --------
that the indemnifying party may not settle the claim without the indemnified
----
party's prior written consent.

10.  Confidentiality

10.1 Non-Disclosure. Subject to Sections 10.2 and 10.3, each party agrees that it shall not make use of, disseminate, or in any way disclose the other party's Confidential Information to any person, firm or business, except as authorized by this Agreement or to the extent necessary for performance of this Agreement. Each party agrees that it shall disclose Confidential Information only to those of its employees and/or contractors who need to know such information and who have previously agreed to be bound by the terms and conditions of this Agreement. Each party agrees that it will treat all Confidential Information of the other party with the same degree of care as it accords its own Confidential Information, but in no event shall the standard of care accorded to Confidential Information of one party in the possession of the other party be less than the reasonable standard of care. A party's Confidential Information shall mean, in the case of LiveWorld, the LiveWorld Confidential Information, and in the case of MYESP, the MYESP Confidential Information.

10.2 Exceptions. The receiving party's obligations with respect to any portion of Confidential Information will terminate if the receiving party can demonstrate that: the Confidential Information was in the public domain at the time it was communicated to the receiving party by the disclosing party; or it entered the public domain after the time it was communicated to the receiving party by the disclosing party through no fault of the receiving party; or it was rightfully in the receiving party's possession free of any obligation of confidence at the time it was communicated to the receiving party by the disclosing party; or it was developed by the receiving party independently of and without reference to any information communicated to the receiving party by the disclosing party.

10.3 Permitted Disclosure. Either party may disclose the existence and terms of the Agreement to actual and prospective investors and their counsel and advisors in connection with any private placement of securities, or in connection with a merger, acquisition, or sale of all or substantially all of its assets. Disclosure of the other party's Confidential Information shall not be a violation of this Agreement if the disclosure was pursuant to applicable federal, state or local law, regulation, court order, or other legal process; provided that the disclosing party must first notify the other party of such disclosure requirement or order and use reasonable efforts to obtain, or permit the other party to seek, confidential treatment or a protective order therefor.

11.  Term and termination

11.1 Term. Unless terminated earlier pursuant to the termination provisions in this Section 11, this Agreement shall remain in effect for one year from the Effective Date. The Agreement will then automatically renew for successive one-year periods unless either party notifies the other in writing at least ninety
(90) days prior to the end of the initial or then-current renewal term that it will not renew the Agreement, provided that any renewal of this Agreement after the initial one year term shall be at LiveWorld's current fees for the same LiveWorld Services as of the renewal date.

11.2 Effects of Expiration or Termination. Upon the expiration or termination of the Agreement, each party shall destroy all the other's Confidential Information in its possession, or, at the request of the owner thereof, return to the owner such Confidential Information, provided, however, that MYESP may continue to retain LiveWorld Confidential Information after termination or expiration of this Agreement to the extent necessary to use the license rights granted under Section 5.2 which survive termination or expiration of this Agreement. All accrued payment obligations of LiveWorld and MYESP shall survive expiration or termination of this Agreement. The provisions of this Agreement respecting Use and Ownership of Data ((S)4), Proprietary Rights ((S)5), Mutual Disclaimer of Warranties ((S)7), Mutual Limitation of Liability ((S)8), Mutual Indemnity ((S)9) Confidentiality ((S)10) and certain General Provisions ((S)(S)12.2, 12.5) shall survive any expiration or termination of this Agreement.

11.3 LiveWorld Default. In the event of a material breach of this Agreement by LiveWorld, MYESP shall provide written notice thereof to LiveWorld within ten
(10) days of the date MYESP becomes aware of the breach (the "LiveWorld Default Notice"). If such breach cannot be cured or has not been cured (a "LiveWorld Default") within twenty (20) days of the date of the LiveWorld Default Notice (the "LiveWorld Default Date"), this Agreement shall terminate as of the Termination Date (as defined below) pursuant to the terms and conditions set forth below in this Section 11.3.

     11.3.1 Transition Period. There shall be a ninety-day period following the LiveWorld Default Date (the "Transition Period"), during which time MYESP and LiveWorld shall each use their respective commercially reasonable efforts to transition the operation of the Business such that LiveWorld is no longer providing MYESP with the LiveWorld Services and MYESP is operating the business wholly independently. During the Transition Period, LiveWorld shall be entitled to receive payment for LiveWorld Services rendered in connection with the operation of the Business pursuant to the terms of this Agreement. The termination of this Agreement in connection with a LiveWorld Default shall be effective as of the last day of the Transition Period (the "Termination Date").

     11.3.2 Payments under the Purchase Agreement. Any LiveWorld Default and any termination of this Agreement as a result thereof shall not affect the obligations of MYESP to make payments to LiveWorld of the Purchase Price (as such term is defined in the Purchase Agreement) pursuant to the Purchase Agreement; provided, however, that MYESP shall be entitled to reduce the amount of any unpaid portion of the Purchase Price payable under the Purchase Agreement by an amount equal to the lesser of: (i) $200,000 or
     (ii) any amount of the Purchase Price not yet paid under the Purchase Agreement as of the Termination Date.

     11.3.3 Release of Source Code. In the event of any LiveWorld Default and any termination of this Agreement as a result thereof, except as otherwise provided with respect to modifications in Section 5.5 of this Agreement, both parties shall each take any necessary actions to facilitate the release of the LiveWorld Source code from the Escrow Agreement to MYESP.

11.4 MYESP Default. In the event of a material breach of this Agreement by MYESP, including, without limitation, the failure to make payments due hereunder pursuant to payment terms specified herein, LiveWorld shall provide written notice of such breach to MYESP within ten (10) days of the date LiveWorld becomes aware of the breach (the "MYESP Default Notice"). If such breach cannot be cured or has not been cured (a "MYESP Default") within twenty (20) days of the date of the MYESP Default Notice (the "MYESP Default Date"), this Agreement shall terminate as of the MYESP Default Date, or on such other later date as the parties may mutually agree in writing, pursuant to the terms and conditions set forth below in this Section 11.4.

     11.4.1 Purchase Agreement. In the event of a MYESP Default, LiveWorld shall be entitled, at the option of MYESP, (i) to regain possession and ownership of the Acquired Assets (as such term is defined in the Purchase Agreement) pursuant to the terms and conditions set forth in the Security Agreement OR (ii) to payment of the entire unpaid balance of the Purchase Price (as such term is defined in the Purchase Agreement) and MYESP shall retain possession of the Acquired Assets (as such term is defined in the Purchase Agreement) and shall receive a license to the LiveWorld Source Code pursuant to Section 5.2 of this Agreement. Within five (5) days of the MYESP Default Date, MYESP will provide LiveWorld with written notice of whether it chooses to proceed via clause (i) or clause (ii) of the preceding sentence; provided that if MYESP does not make such an election within five (5) days, MYESP will be deemed to have elected to proceed via clause (ii).

     11.4.2 Release of Source Code. In the event of a MYESP Default and any termination of this Agreement as a result thereof, and if MYESP chooses to pay LiveWorld the entire unpaid balance of the Purchase Price, except as otherwise provided with respect to modifications in Section 5.5 herein, both parties shall take any necessary actions to release of the LiveWorld Source Code from the Escrow Agreement to MYESP.

12.  General Provisions

12.1 Independent Contractors. Notwithstanding the use of the term "partner" in this Agreement, the attached Exhibits and/or any marketing materials or press releases generated in connection with this Agreement, the relationship of LiveWorld and MYESP is that of independent contractors. Nothing in this Agreement shall; (i) be construed to create a partnership or joint venture between LiveWorld and MYESP; (ii) give either party the power to direct or control the day-to-day activities of the other; (iii) grant authority to the other party, or allow either party to create, assume or enter into agreements of any kind on behalf of the other party for any purpose whatsoever.

12.2 Hiring of Employees. All parties acknowledge and agree that their respective employees and internet hosts/contractors are important assets of the parties' respective businesses. Accordingly, all parties agree that they shall not solicit or knowingly hire the other's employees and/or internet hosts/contractors during the Term, and for a period of one (1) year following expiration and/or termination of this Agreement. Notwithstanding the foregoing, MYESP shall be entitled to hire LiveWorld's employees who are actively involved in providing the LiveWorld Services upon termination of this Agreement, upon the agreement of such employees.

12.3 Assignment. This Agreement will bind and inure to the benefit of each party's permitted successors and assigns. Neither party may assign this Agreement, in whole or in part, without the other party's prior written consent; provided, however, that this Agreement may be assigned, or the rights and
--------  -------
obligations of this Agreement may be transferred by either party in connection with a sale or transfer of all or substantially all of its business or assets relating to the subject matter of this Agreement. Any assignment, or attempted assignment, in violation of this Section 12.3 shall be null and void and of no effect whatsoever.

12.4 Force Majeure. Without limiting the foregoing, neither party shall be liable for any failure or delay resulting from any governmental action, fire, flood, insurrection, earthquake, power failure, riot, explosion, embargo, strikes whether legal or illegal, labor or material shortage, transportation interruption of any kind, work slowdown or any other condition beyond the control of the affected party. This section shall not apply to the payment obligations hereunder.

12.5 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

12.6 Arbitration.

     12.6.1. The Parties agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in accordance with the American Arbitration Association Commercial Arbitration Rules, and Supplemental Procedures for Large Complex Disputes (together the "Rules"). If MYESP initiates the arbitration, such arbitration shall be held in the county of Santa Clara, California. If LiveWorld initiates the arbitration, such arbitration shall be held in the City of Boston, Massachusetts. Such dispute or controversy shall be settled by arbitration conducted by one arbitrator mutually agreeable to the Seller and the Buyer. In the event that within fifteen (15) days after submission of any dispute to arbitration, the Seller and the Buyer cannot mutually agree on one arbitrator, the Seller and the Buyer shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, shall be final, binding and conclusive upon the parties to the arbitration. Judgment may be entered on the arbitrator(s)' decision in any court having jurisdiction.

     12.6.2. At the request of either Party, the arbitrator(s) will enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings.

     12.6.3. The arbitrator(s) shall apply Delaware law to the merits of any dispute or claim, without reference to rules of conflicts of law.

     12.6.4. THE PARTIES HAVE READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. THE PARTIES UNDERSTAND THAT BY SIGNING THIS AGREEMENT, THEY AGREE TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF THE PARTY'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT.

12.7 Complete Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter of this Agreement. The Agreement supersedes all previous agreements between LiveWorld and MYESP concerning the subject matter of this Agreement. Neither party has relied on any statement, representation or promise of the other party or of any officer, agent, employee or attorney for the other party, in executing this Agreement except as expressly stated in this Agreement.

12.8 Severability & Waiver. In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the remaining provisions shall remain in full force and effect. No waiver of any breach of any provision of this Agreement, or any delay in exercising rights hereunder, shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

12.9 Notices. All notices, demands and other communications hereunder shall be in writing to the addresses specified in Exhibit D to this Agreement, and shall
                                         ---------
be deemed to have been duly given as follows: (i) if sent by personal delivery when delivered personally; (ii) if sent by established overnight courier upon written verification of receipt; (iii) if sent by facsimile transmission when receipt is confirmed orally; or (iv) if sent by first class mail, postage fully pre-paid, on the fifth (5th) calendar day after the notice is deposited in a U.S. Postal Services mail box or with any U.S. Post Office. All notices must be sent to the contact person for notices at the addresses specified in the attached Exhibit D. Either party may change their contact and/or contact
         ---------
address by means of notice to the other party given in accordance with this
Section 12.8; provided, however, that until such notice is duly given, notices
              --------  -------
shall be deemed duly and properly given if delivered to the last address provided by the other party in accordance with this Section 12.8.

12.10 Publicity. MYESP and LiveWorld may agree to issue a joint or separate press release, however, both parties must first agree to the content and wording thereof, and neither party shall be under any obligation to issue a joint or separate press release or other public disclosure other than disclosures required by law. Either Party may issue a press release or other disclosure concerning the general subject matter of this Agreement, subject to prior written approval of the release or disclosure by the other party. Neither party will make any public disclosure of the specific business terms of this Agreement without the prior consent of the other party, except as required by law. LiveWorld may use MYESP's name as a customer reference and may refer to the LiveWorld Services provided in its advertising and marketing activities.

12.11 Counterparts; Facsimile Signatures.   This Agreement may be executed in
any number of counterparts, each of which, when so executed and delivered, shall be deemed an original, and all of which, taken together, shall constitute one and the same Agreement. A counterpart of this Agreement transmitted by a party hereto to the other parties by facsimile transmission and bearing the signature of such party shall be deemed an original hereof and may be relied upon by the recipient as duly executed and effective notwithstanding the fact that the recipient did not receive an original copy of the transmitter's signature.

12.12 Exhibits. The following Exhibits are attached to this Agreement, and are incorporated herein by reference:

              Exhibit A:  Schedule of Services and Deliverables
              Exhibit B:  Fees
              Exhibit C:  Form of Escrow Agreement
              Exhibit D:  Legal Notices
              Exhibit E:  LiveWorld Privacy and Standards Policy
              Exhibit F:  Vice President/General Manager Employment Agreement

12.13 Captions. The captions and headings used in this Agreement are for the convenience of the parties and shall not be utilized to interpret, construe or define the provisions of this Agreement.

12.14 Remedies. Except as provided herein, the rights and remedies of each party set forth in this Agreement are not exclusive and are in addition to any other rights and remedies available to it at law or in equity.

12.15 Further Assurances. Both parties agree to execute and deliver any further instruments or documentation, or perform any additional acts, that may be reasonably necessary or appropriate to implement this Agreement.

12.16 Non-disclosure of Agreement Terms. Neither party shall disclose to third parties, other than its agents and representatives on a need-to-know basis, the terms of this Agreement or any Exhibits hereto without the prior written consent of the other party, except either party shall be entitled to disclose (i) such terms to the extent required by law or explicitly permitted hereunder, and (ii) the existence of this Agreement.

12.17 Time is of the Essence. Time is of the essence with respect to the terms, conditions, obligations and duties under this Agreement.

12.18 Amendment. This Agreement may only be amended by a written instrument executed by all parties hereto.

12.19 Third Party Beneficiaries. This Agreement is solely for the benefit of the parties and their successors and permitted assigns, and, except as expressly provided herein or in any schedule hereto, does not confer any rights or remedies on any other person or entity.

12.20 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the respective parties hereto, their respective successors and permitted assigns.


NO CHANGES OR ALTERATIONS TO THIS AGREEMENT SHALL BE BINDING, EFFECTIVE, OR ENFORCEABLE AGAINST A PARTY UNLESS EACH CHANGE OR ALTERATION HAS BEEN INITIALED BY A DULY-AUTHORIZED OFFICER OF SUCH PARTY.

               [Remainder of the page intentionally left blank]

     IN WITNESS WHEREOF, the parties have caused this Web Site Services and Maintenance Agreement to be executed by their duly authorized representatives as of the Effective Date.


LiveWorld, Inc.                            MYESP Acquisition Corporation


By:  /s/ Peter H. Friedman                 By:  /s/ Robert A. Young
    -------------------------------           --------------------------------

Name:  Peter H. Friedman                  Name:  Robert A. Young
       ----------------------------              -----------------------------

Title:  Chief Executive Officer           Title:  President
       ----------------------------              -----------------------------

Address: 1919 South Bascom Ave            Address: Straube Center, Suite K-20,
         --------------------------                ---------------------------
         Campbell, CA 95008                        114 West Franklin Avenue
         --------------------------                ---------------------------
                                                   Pennington, NJ 08534
                                                   ---------------------------

Fax No:  (408) 871-5301                   Fax No.: (609) 737-5775
         --------------------------                ---------------------------

                                   Exhibit A

                     SCHEDULE OF SERVICES AND DELIVERABLES
                     -------------------------------------

This Exhibit A describes the LiveWorld Services, MYESP Materials, deliverables and service level commitments related to the attached Web Site Services and Maintenance Agreement and consists of the following schedules:

              .  Schedule 1: LiveWorld Deliverables
              .  Schedule 2:  MYESP Deliverables
              . Schedule 3: Certain In-Kind Resources Provided by MYESP to LiveWorld


All capitalized terms used in this Exhibit A and the attached schedules shall retain the same meaning as defined in the attached Web Site Services and Maintenance Agreement and such definitions are incorporated herein by reference. The terms and conditions of this Exhibit A and the attached schedules are applicable solely to the LiveWorld Services described herein and in no way affect or alter the terms of any other Web Site Services and Maintenance Agreement executed by the parties prior to or after the Effective Date of the attached Web Site Services and Maintenance Agreement. To the extent that there is any conflict between the terms and conditions set forth in the attached schedules, the terms and conditions of the attached Web Site Services and Maintenance Agreement shall control.


                                   Exhibit A

                                  Schedule 1

                            LiveWorld DELIVERABLES
                            ----------------------

I.  LiveWorld shall provide the following basic services to Client:

     1.  Chat Support Services
            a. LiveWorld shall manage the chat environment on the Web Site for 75,000 to 100,000 chat rooms and 12,000 peak users
     2.  Discussion Board Services
            a. LiveWorld shall manage one message board with approximately 200,000 daily page views
     3.  Club Services
            a.  LiveWorld shall manage up to 100,000 public or private clubs
            b. Moderation provided by LiveWorld in connection with the Club Services shall be limited to reacting to user complaints of abuse
            c. If commercially feasible, LiveWorld shall implement an automated system to clean-up and/or delete unused clubs
     4.  Web Page Serving Services
            a. LiveWorld shall maintain the Web Site's web pages, but shall be limited to serving approximately 500,000 daily page views involving 2.5M+ pages
            b. LiveWorld shall design and maintain web pages in connection with this service which shall include a top page and other supporting neighborhood, registration, and similar pages
     5.  Home Page hosting up to 3.2 million home pages
            a. LiveWorld shall provide moderation hosting of the Web Site's home pages, but said service shall be to reacting and responding to user complaints of abuse
            b. If commercially feasible, LiveWorld shall implement an automated system to clean-up unused home pages
     6. LiveWorld shall implement and maintain the existing Auto-registration system utilized by the Web Site.
     7. LiveWorld shall implement event syndication feed promotion of LiveWorld's customers' online events, subject to approval by those customers.
     8.  LiveWorld shall provide 24x7 Network Operations Center coverage.
     9. LiveWorld shall provide limited Advertising Operation Services, which shall primarily consist of advertising insertions and reporting. The securing of advertising and promotions necessary to fund the operating costs of the Web Site and the corresponding financial management and administration shall be the sole responsibility of MYESP.
     10. LiveWorld will staff appropriately to provide the following services: advertising operations support, on site programming/editorial support, community management/volunteer initiatives, standards enforcement, and engineering/operations/design support. LiveWorld will make reasonable best efforts to provide six full time equivalents in delivering these services.
     11. LiveWorld shall provide such additional services as may be reasonably necessary to ensure the ongoing operations of the Web Site at levels of performance in effect as of the Effective Date, whether or not such services would otherwise include any optional services described in paragraph II below. Such additional services shall include, without limitation, all additional services necessary for MYESP to meet its services obligations pursuant to third party marketing agreements assigned to MYESP under the Purchase Agreement.

                                  Schedule 1

                                  Schedule 1

II. The following optional services will be available to the Client at the rates set forth in the "Optional Fees" section of the attached Exhibit B:

     1.  Live visitor support for reporting abuse and online help
     2.  E-mail visitor support
     3.  Chat Room hosting
     4.  Discussion board sweeping
     5.  COPPA compliance management
     6.  DBA support
     7.  Volunteer Program Management
     8.  Home Page Sweeping
     9.  Custom Engineering Services
     10. Custom Design Services

                                  Schedule 1

                                  Schedule 2

                              MYESP DELIVERABLES
                              ------------------

I. Although LiveWorld shall be responsible for maintaining and operating the Web Site, MYESP shall bear all costs and responsibility for maintenance and upkeep of any hardware owned by MYESP and used in conjunction with the operation and/or maintenance of the Web Site.

II. MYESP shall be responsible for the payment of all bandwidth and online access charges associated with the maintenance and operation of the Web Site, including such charges attributable to the operation of the Web Site that may be billed by UUNet. As soon as reasonably practicable, LiveWorld shall ask UUNet to issue a separate bill that details only those bandwidth charges and related costs relating to the operation of the Web Site. Until UUNet is capable of separating billing in this manner, the parties shall use good faith efforts to agree upon an equitable division of UUNet's bills in order to most accurately reflect the Web Site's portion of UUNet bandwidth charges. After UUNet separates its billing, LiveWorld shall promptly send copies of the billing to MYESP and MYESP shall pay the UUNet bill in full on or before the due date indicated therein. At the completion or expiration of the existing online services contract with UUNet, the parties shall confer as to whether the UUNet services contract shall be renewed. MYESP shall have the right, with thirty (30) days prior notice, to change providers of the bandwidth and online services provided to the parties by UUNet; provided, however, the MYESP shall have such right only if UUNet so agrees and only if LiveWorld does not incur any charges as a result of MYESP's decision to exercise such right.

                                  Schedule 2

                                  Schedule 3

           CERTAIN IN-KIND RESOURCES PROVIDED BY MYESP TO LiveWorld
           --------------------------------------------------------

I. MYESP shall provide the following commitments to LiveWorld during the term of the Agreement:

     1. Event calendar promotion (as it is done as of May 1, 2001) on the top page of the Web Site so long as all or any part of the necessary space has not been sold by MYESP for revenue and there is no competitive conflict with or other object from an advertiser to which all or any part of the top page space has been sold.
     2. In the event that MYESP cannot, pursuant to item 1 above, make available any or all of the necessary top page space, MYESP shall either provide event calendar promotion consisting of "above the fold" text links of upcoming events or, if there is no competitive conflict or other objection and there is a smaller space on the top page available, a smaller top page space.
     3. Continued availability of LiveWorld's existing Event Newsletter opt-in program.
     4. Weekly distribution of LiveWorld's Event Newsletter to the Event Newsletter opt-in mail list.
     5. The implementation and delivery of chat room newsflashes to end users of the Web Site on an as needed basis.

                                  Schedule 3

                                   Exhibit B

 Annual Base Fees for services provided during the first year of the contract term

-----------------------------------------------------------------------------------------------------------
           Included                       Additional                  List                 Extended
       Product or Service               Descriptions                  Price                 Price
          Description
-----------------------------------------------------------------------------------------------------------
Chat Support Services           100,000 rooms                     $  750,000            $355,000
                                Up to 12,000 peak visitors*
-----------------------------------------------------------------------------------------------------------
Discussion Board Services       200,000 daily page views*         $  350,000            $ 90,000
-----------------------------------------------------------------------------------------------------------
Club Services                   20,000 Active Clubs*              $  160,000            $ 80,000
                                80,000 Total Clubs*
-----------------------------------------------------------------------------------------------------------
Web Page Hosting Service        500,000 daily page views*         $  300,000            $150,000
-----------------------------------------------------------------------------------------------------------
Home Page Support Services      3.2M home pages*                  $  750,000            $150,000
-----------------------------------------------------------------------------------------------------------
Auto-registration system                                          Included              $      0
-----------------------------------------------------------------------------------------------------------
Event Syndication                                                 Included              $      0
-----------------------------------------------------------------------------------------------------------
24x7 Network Operations                                           $  200,000            $ 75,000
Center Coverage
-----------------------------------------------------------------------------------------------------------
Advertising Operation Services                                    included              $      0
-----------------------------------------------------------------------------------------------------------
Technical Support                                                 included              $      0
-----------------------------------------------------------------------------------------------------------
Total Charges                                                     $2,510,000            $900,000
-----------------------------------------------------------------------------------------------------------


* All quantities refer to peak capacity actually provided or such higher numbers as would be supported by LiveWorld's current hardware configuration utilized in operating the Business if such configuration were operated at maximum capacity; provided, however, that LiveWorld shall expand to such maximum capacity as long as it does not incur any additional expenses for those services listed on the chart entitled "Optional Fees" in this Exhibit B or fees for technical support, services, development, materials, utility costs, personnel or similar expenses, unless MYESP is willing to pay LiveWorld for such additional expenses or fees. As soon as practicable after the Effective Date, LiveWorld will provide MYESP with the maximum capacities for each service.

The above fees cover all of the services described in paragraph I of Schedule 1 to Exhibit A of this Agreement.

                                   Exhibit B

                                   Exhibit B

                                 Optional Fees

-----------------------------------------------------------------------------------------------------------
         Optional                     Additional                  List               Extended
    Product or Service              Descriptions                  Price                Price
        Description
-----------------------------------------------------------------------------------------------------------
Live Visitor Support                                             TBD                TBD
-----------------------------------------------------------------------------------------------------------
E-mail Visitor Support                                           TBD                TBD
-----------------------------------------------------------------------------------------------------------
Chat Room Hosting                24x7 Coverage for 1 room        $438,000           $315,000
-----------------------------------------------------------------------------------------------------------
Discussion Board Sweeping        8 times a day, 7 days per week  $146,000           $105,120
-----------------------------------------------------------------------------------------------------------
COPPA Compliance Program                                         $100,000           $ 75,000
-----------------------------------------------------------------------------------------------------------
DBA Support                                                      TBD                TBD
-----------------------------------------------------------------------------------------------------------
Volunteer Program                                                TBD                TBD
-----------------------------------------------------------------------------------------------------------
Home Page Sweeping/Standards                                     TBD                TBD
-----------------------------------------------------------------------------------------------------------
Customer Engineering Services    Per hour                                           $    200
-----------------------------------------------------------------------------------------------------------
Custom Design Services           Per hour                                           $    200
-----------------------------------------------------------------------------------------------------------



Notes:

All fees set forth in the above two tables exclude costs for hardware, bandwidth, cabinet hosting fees, Akamai, and third party licenses.

                                   Exhibit B